Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Fourth Quarter		Years Ended December 31,
	2018	2017	2018	2017
	($ in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,684	$1,576	$6,744	$6,357
Intermodal	755	667	2,893	2,452
Coal	457	426	1,821	1,742
Total railway operating revenues	2,896	2,669	11,458	10,551

Railway operating expenses
Compensation and benefits	757	730	2,925	2,979
Purchased services and rents	449	268	1,730	1,414
Fuel	275	239	1,087	840
Depreciation	281	267	1,102	1,055
Materials and other	56	167	655	741
Total railway operating expenses	1,818	1,671	7,499	7,029

Income from railway operations	1,078	998	3,959	3,522

Other income – net	—	29	67	156
Interest expense on debt	148	134	557	550

Income before income taxes	930	893	3,469	3,128

Income taxes
Current	193	3	630	583
Deferred	35	(3,078)	173	(2,859)
Total income taxes	228	(3,075)	803	(2,276)

Net income	$702	$3,968	$2,666	$5,404

Earnings per share – diluted	$2.57	$13.79	$9.51	$18.61

Weighted average shares outstanding – diluted	273.5	287.8	280.2	290.3

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Fourth Quarter		Years Ended December 31,
	2018	2017	2018	2017
	($ in millions)

Net income	$702	$3,968	$2,666	$5,404
Other comprehensive income (loss), before tax:
Pension and other postretirement benefits	(157)	134	(148)	155
Other comprehensive income (loss) of
equity investees	(11)	20	(9)	19
Other comprehensive income (loss), before tax	(168)	154	(157)	174

Income tax benefit (expense) related to items of
other comprehensive income (loss)	40	(35)	38	(43)

Other comprehensive income (loss), net of tax	(128)	119	(119)	131

Total comprehensive income	$574	$4,087	$2,547	$5,535

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	At December 31,
	2018	2017
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$358	$690
Accounts receivable – net	1,009	955
Materials and supplies	207	222
Other current assets	288	282
Total current assets	1,862	2,149

Investments	3,109	2,981
Properties less accumulated depreciation of $12,374 and
$11,909, respectively	31,091	30,330
Other assets	177	251

Total assets	$36,239	$35,711

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,505	$1,401
Short-term debt	—	100
Income and other taxes	255	211
Other current liabilities	246	233
Current maturities of long-term debt	585	600
Total current liabilities	2,591	2,545

Long-term debt	10,560	9,136
Other liabilities	1,266	1,347
Deferred income taxes	6,460	6,324

Total liabilities	20,877	19,352

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 268,098,472 and 284,157,187 shares,
respectively, net of treasury shares	269	285
Additional paid-in capital	2,216	2,254
Accumulated other comprehensive loss	(563)	(356)
Retained income	13,440	14,176

Total stockholders’ equity	15,362	16,359

Total liabilities and stockholders’ equity	$36,239	$35,711

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended December 31,
	2018	2017
	($ in millions)
Cash flows from operating activities
Net income	$2,666	$5,404
Reconciliation of net income to net cash provided by operating activities:
Depreciation	1,104	1,059
Deferred income taxes	173	(2,859)
Gains and losses on properties	(171)	(92)
Changes in assets and liabilities affecting operations:
Accounts receivable	(70)	(41)
Materials and supplies	15	35
Other current assets	(46)	(71)
Current liabilities other than debt	223	135
Other – net	(168)	(317)

Net cash provided by operating activities	3,726	3,253

Cash flows from investing activities
Property additions	(1,951)	(1,723)
Property sales and other transactions	204	202
Investment purchases	(10)	(7)
Investment sales and other transactions	99	47

Net cash used in investing activities	(1,658)	(1,481)

Cash flows from financing activities
Dividends	(844)	(703)
Common stock transactions	40	89
Purchase and retirement of common stock	(2,781)	(1,012)
Proceeds from borrowings – net of issuance costs	2,023	290
Debt repayments	(750)	(702)

Net cash used in financing activities	(2,312)	(2,038)

Net decrease in cash, cash equivalents, and restricted cash	(244)	(266)

Cash, cash equivalents, and restricted cash
At beginning of year	690	956

At end of year	$446	$690

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$496	$528
Income taxes (net of refunds)	519	705

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.     Pensions and Other Postretirement Benefits
We adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost," on January 1, 2018. The retrospective application resulted in the reclassification of $16 million and $64 million of pension and other postretirement benefits from the “Compensation and benefits” line item within “Railway operating expenses” to “Other income – net” on the Consolidated Statements of Income for the fourth quarter 2017 and for the year 2017, respectively, with no impact on “Net income.”

2.     Tax Reform
As a result of the enactment of the Tax Cuts and Jobs Act (“tax reform”) signed into law on December 22, 2017, the Consolidated Statements of Income included a $151 million benefit in “Purchased services and rents” and a $3,331 million benefit in “Total income taxes,” which added $3,482 million to “Net income” and $12.10 and $12.00 to “Earnings per share – diluted” in the fourth quarter 2017 and for the year 2017, respectively.

3.     Stock Repurchase Programs
We repurchased and retired 17.1 million shares (7.0 million shares under an accelerated stock repurchase program (ASR) and 10.1 million shares under our ongoing program) and 8.2 million shares of common stock under our stock repurchase programs in 2018 and 2017, respectively, at a cost of $2.8 billion and $1.0 billion, respectively. We entered into an ASR on August 2, 2018 with two financial institutions to repurchase common stock, at which time we made a payment of $1.2 billion to the financial institutions and received an initial delivery of 5.7 million shares valued at $960 million. The ASR was settled during the fourth quarter of 2018.
Since the beginning of 2006, we have repurchased and retired 185.6 million shares at a total cost of $14.1 billion.
4.     Reclassification of Stranded Tax Effects
In February 2018, the FASB issued ASU 2018-02, “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.” This update is intended to reclassify the stranded tax effects resulting from tax reform from accumulated other comprehensive income to retained earnings. In the first quarter of 2018, we adopted the provisions of ASU 2018-02 resulting in an increase to “Accumulated other comprehensive loss” of $88 million and a corresponding increase to “Retained income,” with no impact on “Total stockholders’ equity” on the Consolidated Balance Sheets.

5. Restricted Cash
The “Cash, cash equivalents, and restricted cash” line item on the Consolidated Statements of Cash Flows includes restricted cash of $88 million at December 31, 2018 which reflects deposits held by a third-party bond agent as collateral for certain debt obligations maturing in 2019. The restricted cash balance is included as part of “Other current assets” on the Consolidated Balance Sheets.